Exhibit 99.1

Solar Senior Capital Announces September 30, 2011 Financial Results; Increases Monthly Dividend to $0.09 per Share for November 2011

NEW YORK--(BUSINESS WIRE)--November 1, 2011--Solar Senior Capital Ltd. (NASDAQ: SUNS), today reported net investment income/(loss) for the quarter ended September 30, 2011 of $(0.6) million or $(0.07) per share. Excluding upfront fees and expenses of $2.8 million, or $0.29 per share, related to the establishment of the Company’s new five-year $200 million credit facility, net investment income for the quarter was $2.1 million, or $0.22 per share. The net asset value per share was $17.97 on September 30, 2011.

The Company also announced that its Board of Directors has increased the monthly dividend to $0.09 per share. The November dividend will be payable on December 2, 2011 to stockholders of record on November 18, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the calendar year.

During the quarter ended September 30, 2011, Solar Senior Capital originated approximately $21 million of investments in the senior loans of three new portfolio companies. Through September 30, 2011, the Company originated over $150 million par value of senior secured debt in 15 portfolio companies.

“When our portfolio was valued on September 30th, the indices for the liquid loan market were near 2011 lows. Post quarter-end, the indices have rebounded significantly,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “Not only have the fundamentals of our existing portfolio remained healthy, but we are taking advantage of the repricing of leveraged loans. At quarter end, we had approximately $180 million available to invest in middle market senior loans with terms more attractive than we’d anticipated at the time of our IPO. The continued deployment of investable capital will further drive our dividend growth.”

In August 2011, Solar Senior Capital announced the closing of a five-year $200 million senior secured revolving credit facility. The Company has elected the fair value option of accounting for the credit facility to better align the measurement methodology of both its assets and liabilities, which should mitigate certain earnings volatility. As a result of this election and in accordance with GAAP, $2.8 million of upfront fees and expenses related to the establishment of the credit facility were expensed as incurred during the quarter, rather than being deferred and amortized over the life of the credit facility.

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, November 2, 2011. All interested parties may participate in the conference call by dialing (866) 543-6407 approximately 5-10 minutes prior to the call, international callers should dial (617) 213-8898. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 89891240 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital's website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital website.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD.
STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share amounts)

September 30, 2011
(unaudited)
Assets
Investments at value:
Non-controlled, non-affiliated investments, at fair value (cost: $143,027)	$138,412
Total investments	138,412

Cash and cash equivalents	35,882
Receivable for investments sold	1,990
Interest receivable	1,244
Prepaid expenses and other receivables	156
Total Assets	177,684

Liabilities
Payable for investments purchased	4,700
Dividend payable	760
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	490
Due to Solar Capital Management LLC	115
Offering costs payable	222
Credit facility fees payable	52
Debt issuance costs payable	300
Other accrued expenses and payables	310
Total Liabilities	6,949

Net Assets
Common stock, par value $0.01 per share 9,500,100 shares issued and outstanding, 200,000,000 authorized	95
Paid-in capital in excess of par	177,796
Distributions in excess of net investment income	(2,630)
Accumulated net realized gain on investments	89
Net unrealized depreciation	(4,615)
Total Net Assets	170,735

Number of shares outstanding	9,500,100
Net Asset Value Per Share	$17.97

SOLAR SENIOR CAPITAL LTD.
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended September 30, 2011	For the period January 28, 2011(1) to September 30, 2011
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income from non-controlled, non-affiliated investments	$2,874	$4,336
Total investment income	2,874	4,336

EXPENSES:
Investment advisory and management fees	334	490
Incentive fee on capital gains	(64)	-
Administrative service fee	87	206
Insurance expense	101	242
Audit and tax preparation	66	177
Director's fees	45	106
Legal expense	18	58
Credit facility fees	52	52
Other general and administrative expenses	105	201
Total expenses before debt issuance costs	744	1,532
Debt issuance costs	2,774	2,774
Total expenses	3,518	4,306
Net investment income (loss)	(644)	30

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain on non-controlled, non-affiliated investments	89	89
Net change in urealized loss on non-controlled, non-affiliated investments	(4,933)	(4,615)

Net realized and unrealized loss on investments	(4,844)	(4,526)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(5,488)	$(4,496)

Loss per share	$(0.58)	$(0.54)

(1)	Commencement of operations

ABOUT SOLAR SENIOR CAPITAL LTD.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Nick Radesca, 212-993-1660